Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Theodore H. Butz Joins Momentive’s Board of Directors

WATERFORD, N.Y. (August 4, 2016) - MPM Holdings Inc. (“Momentive”) today announced that Theodore (Ted) Butz has been elected to Momentive’s Board of Directors, effective immediately. Mr. Butz will also be a member of the Environment, Health & Safety Committee. Mr. Butz replaces Jason G. New who resigned from Momentive’s Board of Directors on August 4, 2016.

Mr. Butz brings over 30 years of experience in building specialty chemicals businesses. From 2011 through 2016, Mr. Butz was President and Chief Executive Officer of Pinova Holdings, Inc., a leading supplier of essential natural and renewable materials for fragrance, food and specialty industrial applications.

Prior to Pinova, Mr. Butz was Group President for the Specialty Chemicals business at FMC Corporation. During his tenure at FMC, Mr. Butz held a variety of domestic and international leadership positions serving diverse markets and had responsibility for corporate-wide strategy and development activities, as well as corporate health and safety functions. Mr. Butz holds an M.B.A. from the University of San Francisco and a B.S. in Finance from Arizona State University.

“We believe Ted’s extensive breadth of knowledge, experience, and proven track record will be valuable as Momentive continues its strategic growth initiatives,” said Bradley Bell, Chairman of the Board. “We appreciate his willingness to serve as a director and look forward to benefiting from his judgment and counsel.”
About Momentive

Momentive is a global leader in silicones and advanced materials, with a 75-year heritage of being first to market with performance applications for major industries that support and improve everyday life. Momentive delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com